Exhibit 99.1

INVESTOR RELATIONS CONTACT:

J. Eric Bjornholt — CFO        (480) 792-7804

eric.bjornholt@microchip.com

Microchip Technology Incorporated Announces Proposed $2 Billion Offering of Convertible Notes

Chandler, Arizona — February 8, 2017 — (NASDAQ:MCHP) — Microchip Technology Incorporated (“Microchip”) today announced its intention to offer, subject to market conditions and other factors, $1.5 billion aggregate principal amount of convertible senior subordinated notes due 2027 (the “2027 notes”) and $500 million aggregate principal amount of convertible junior subordinated notes due 2037 (the “2037 notes”, and together with the 2027 notes, the “notes”) in a private placement to qualified institutional buyers pursuant to Rule 144A under the Securities Act of 1933, as amended (the “Act”). Microchip also expects to grant the initial purchasers of the notes a 30-day option to purchase up to an additional $225 million aggregate principal amount of 2027 notes and $75 million aggregate principal amount of 2037 notes to cover over-allotments, if any.

The terms of the notes, including the interest rate, initial conversion rate and other terms, will be determined by negotiations between Microchip and the initial purchasers of the notes.

Microchip intends to use approximately $1.5 billion of the net proceeds from this offering to reduce borrowings under its amended credit facility. Microchip additionally plans to use a portion of the proceeds to enter into agreements with holders of up to $450 million of its 2.125% junior subordinated convertible debentures due 2037 (“existing debentures”) to exchange such existing debentures for cash up to the principal amount of the debentures and shares of Microchip common stock in respect of the conversion value in excess of the principal amount, plus a cash premium to induce holders to exchange. Assuming Microchip exchanges the existing debentures based on the last reported sale price of its common stock on February 7, 2017 of $69.62 per share, Microchip expects to issue up to approximately 12.4 million shares of its common stock in the exchange and pay cash for the principal amount and premium payable in the exchange. The remaining net proceeds will be used for general corporate purposes.

The notes will be sold to qualified institutional buyers pursuant to Rule 144A under the Act. Neither the notes nor the shares of Microchip’s common stock issuable upon conversion of the notes, if any, have been registered under the Act or the securities laws of any other jurisdiction and may not be offered or sold in the United States absent registration or an applicable exemption from such registration requirements.

This announcement is neither an offer to sell nor a solicitation of an offer to buy any of these securities, and shall not constitute an offer, solicitation, or sale in any jurisdiction in which such offer, solicitation, or sale is unlawful.

The Microchip logo and name are registered trademarks of Microchip Technology Incorporated.